UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2009
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Robert A. Hamm was named Chief Operating Officer of Biogen Idec Inc. effective March 30, 2009. Mr. Hamm replaces Hans Peter Hasler, who resigned from the position of Chief Operating Officer effective March 30, 2009.
     Mr. Hamm, age 57, has served in various capacities at Biogen Idec Inc. and at Biogen, Inc. before the merger with IDEC Pharmaceuticals Corporation in November 2003, including: Executive Vice President, Pharmaceutical Operations & Technology (October 2007 — March 2009); Senior Vice President, Neurology Strategic Business Unit (January 2006 — October 2007); Senior Vice President, Immunology Business Unit (November 2002 — January 2006); Senior Vice President — Europe, Africa, Canada and Middle East (October 2001 — November 2002); Vice President — Sales and Marketing (October 2000 — October 2001); Vice President — Manufacturing (June 1999 — October 2000); Director, Northern Europe and Distributors (November 1996 — June 1999); and Associate Director, Logistics (April 1994 — November 1996).
     As Chief Operating Officer, Mr. Hamm’s base salary will be $720,000 per year and his target annual cash incentive opportunity will be 75% of base salary. In connection with his appointment, Mr. Hamm will receive awards of time-vested restricted stock units with a value of approximately $190,000, performance-vested restricted stock units with a value of approximately $190,000, and options to purchase shares of Biogen Idec common stock with a value of approximately $190,000. Each of these awards will be granted under the Biogen Idec Inc. 2008 Omnibus Equity Plan. The number of shares subject to each award will be based on the closing price of Biogen Idec common stock on April 1, 2009, the first trading day of the month following Mr. Hamm’s appointment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President and Assistant Secretary

Date: March 30, 2009